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Exhibit 5.1 & 23.2

JONES & KELLER
Attorneys At Law
A Professional Corporation
1625 Broadway
Suite 1600
Denver, Colorado

Telephone (303) 573-1600
Telecopier (303) 573-0769

July 12, 2002

Board of Directors
Team Financial, Inc.
8 West Peoria, Suite 200
Paola, Kansas 66071

Re:	Team Financial, Inc. Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to Team Financial, Inc., a Kansas corporation (the "Company"), in connection with the preparation of the Amendment No. 1 to Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,177,753 shares of common stock (the "Common Stock") of the Company which may be distributed by the Company's Employee Stock Ownership Plan (the "Plan").

        This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

        In connection with this opinion, we have examined the applicable laws of the State of Kansas and relied upon the original, or copies certified to our satisfaction, of (1) the Restated and Amended Articles of Incorporation and the Bylaws of the Company, as amended; (2) minutes and records of the corporate proceedings of the Company with respect to the establishment of the Plan, the issuance of shares of Common Stock pursuant to the Plan; and (3) the Registration Statement and its exhibits. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, and as to the content and form of the Restated and Amended Articles of Incorporation, the Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

        Based upon our examination, consideration of, and reliance on the documents and other matters described above, we are of the opinion that the shares of Common Stock issued to the Plan have been duly and validly issued, fully paid and are nonassessable.

Board of Directors
Team Financial, Inc.
July 12, 2002

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement.

                      Very truly yours,

                      /s/ Jones & Keller, P.C.

                      JONES & KELLER, P.C.

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  Exhibit 5.1 & 23.2
JONES & KELLER Attorneys At Law A Professional Corporation 1625 Broadway Suite 1600 Denver, Colorado
July 12, 2002